Exhibit 99.1

ARRY-520 Demonstrates Durable Single-Agent Activity in Patients with Advanced Multiple Myeloma

BOULDER, Colo.--(BUSINESS WIRE)--December 11, 2011--Array BioPharma Inc. (NASDAQ: ARRY) today announced Phase 1 and Phase 2 clinical data for its novel kinesin spindle protein (KSP) inhibitor, ARRY-520, at the 2011 Annual Meeting of the American Society of Hematology (ASH) in San Diego, California. These data indicate that ARRY-520 has shown preliminary clinical activity in heavily pre-treated patients with multiple myeloma (MM) and was generally well tolerated. The posters are summarized below and PDF versions are available for download on Array's website at www.arraybiopharma.com.

“ARRY-520 has a distinct mechanism of action compared with current and experimental drugs in myeloma and has shown promising single-agent activity,” said Sagar Lonial, M.D., Professor and Vice Chair of Clinical Affairs in the Department of Hematology and Medical Oncology, Winship Cancer Institute of Emory University School of Medicine, Atlanta, Ga. “Particularly notable is the activity in patients with disease refractory to IMiD and proteasome inhibitor therapy, a patient population with significant unmet need. I am enthusiastic about its potential both as a single agent and in combination therapy.”

The Novel KSP Inhibitor ARRY-520 Demonstrates Single-Agent Activity in Refractory Myeloma:
Results From a Phase 2 Trial in Patients with Relapsed/Refractory Multiple Myeloma (MM)
(Abstract # 2935)
Presenter: Sagar Lonial, M.D., Professor and Vice Chair of Clinical Affairs in the Department of Hematology and Medical Oncology, Winship Cancer Institute of Emory University School of Medicine

This Phase 2, Simon 2-stage, open-label, multicenter trial evaluated single-agent ARRY-520 administered IV at 1.50 mg/m2/day on day 1 and day 2 repeated every 14 days with prophylactic granulocyte-colony stimulating factor (G-CSF) support. This study enrolled 32 patients with relapsed or refractory MM who had received both a proteasome inhibitor and an IMiD-based regimen. ARRY-520 demonstrated promising activity in this population; objective responses were observed in six patients (19%), with four confirmed partial responses and one unconfirmed partial response. Importantly, ARRY-520 demonstrated an 18% response rate (minimal response or better) in patients with MM refractory to both lenalidomide and bortezomib (i.e., dual-refractory MM). Furthermore, activity was observed in patients with high-risk cytogenetics.

Phase 2 Best Response	All Patients N=32		Dual-Refractory n=17		All Lenalidomide- Refractory n=25		All Bortezomib- Refractory n=21
Partial Response (PR)	4	13%	2	12%	3	12%	3	14%
Minimal Response (MR)	2	6%	1	6%	1	4%	2	10%
Objective Response (PR+MR)	6	19%	3	18%	4	16%	5	24%

ARRY-520 was generally well tolerated, with only one patient (3%) discontinuing therapy for an adverse event. The most commonly reported adverse events were reversible, non-cumulative hematologic events; a low incidence of non-hematologic adverse events was observed, and no treatment-related events of neuropathy were reported.

ARRY-520 Shows Durable Responses in Patients with Relapsed/Refractory Multiple Myeloma in a Phase 1 Dose-Escalation Study (Abstract # 1860)
Presenter: Jatin J. Shah, M.D., Assistant Professor, Department of Lymphoma/Myeloma, Division of Cancer Medicine, University of Texas MD Anderson Cancer Center
This Phase 1, open-label, multicenter, dose-escalation study evaluated the safety, pharmacokinetics and pharmacodynamics of ARRY-520 administered intravenously (IV) on day 1 and day 2 repeated every 14 days in patients with MM. The study enrolled 31 patients with relapsed or refractory MM who had a median of six prior therapies and had received both a proteasome inhibitor and an immune mediated inflammatory disease (IMiD)-based regimen. The maximum tolerated dose (MTD) and the recommended Phase 2 dose for ARRY-520 was 1.50 mg/m2/day with G-CSF. ARRY-520 demonstrated an acceptable safety profile. Neutropenia was the most commonly reported adverse event and a low incidence of non-hematologic adverse events was observed.

ARRY-520 has shown clinical activity as a single agent in this heavily pretreated patient population. Objective responses were observed in four patients (13%), including three patients with partial responses. The partial responses were durable with a median duration of more than 8 months.

About Multiple Myeloma

According to the Multiple Myeloma Research Foundation, MM is an incurable blood cancer. The five-year relative survival rate for MM is approximately 34%, one of the lowest of all cancers. In 2011, more than 20,000 adults in the United States will be diagnosed with MM and approximately 11,000 people are predicted to die from the disease.

About KSP Inhibition

KSP is essential for cell division, or mitosis, in proliferating cells such as tumor cells. Prolonged inhibition of KSP arrests cells in mitosis, resulting in cell death. KSP inhibitors are novel anti-mitotics that specifically target proliferating cells and therefore may avoid some non-specific side effects, such as neuropathy. ARRY-520 has a mechanism of action distinct from current standards of care in multiple myeloma and is the only new drug with this mechanism of action that shows compelling single-agent activity in dual-refractory MM.

About ARRY-520

ARRY-520 is a potent, selective KSP inhibitor. The mechanism of action of ARRY-520 is distinct from other drugs in myeloma. ARRY-520-induced apoptosis requires loss of the survival protein MCL-1. Myeloma and other hematologic cancers depend on MCL-1 as a key survival protein. ARRY-520 has demonstrated durable single-agent activity in patients with dual-refractory MM, a population with significant unmet need. In preclinical studies of MM, ARRY-520 is highly active; regressions have been observed in bortezomib- and lenalidomide-resistant models and synergy has been observed when combined with bortezomib or lenalidomide. Combinations of ARRY-520 with other active agents may provide greater patient benefit, and offer extensive development opportunities in earlier lines of therapy. ARRY-520 is currently undergoing investigation in three combination clinical trials: ARRY-520 with dexamethasone in patients with dual-refractory MM, ARRY-520 with Velcade® (bortezomib) plus dexamethasone in patients with relapsed and refractory MM, and ARRY-520 with carfilzomib in patients with relapsed or refractory MM.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Array has four proprietary clinical programs: ARRY-614 for myelodysplastic syndromes, ARRY-520 for multiple myeloma, ARRY-797 for pain and ARRY-502 for asthma. In addition, Array has 10 partner-funded clinical programs including two MEK inhibitors in Phase 2: selumetinib with AstraZeneca and MEK162 with Novartis. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the potential for the results of ongoing preclinical and clinical trials to support further development, and regulatory approval or the marketing success, of a drug candidate, and our future plans to progress and develop our proprietary programs, including ARRY-520. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to attract and retain experienced scientists and management. We are providing this information as of December 11, 2011. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:
Array BioPharma
Tricia Haugeto, 303-386-1193
thaugeto@arraybiopharma.com